Exhibit 10.2(a)
                                 AMENDMENT NO. 1
                                       to
                              EMPLOYMENT AGREEMENT

     Amendment No. 1, dated as of February 27, 1996, to the Employment Agreement dated as of May 24, 1993 (the "Employment Agreement"), between Century Telephone Enterprises, Inc., a Louisiana corporation (the "Company"), and Clarke M. Williams ("Executive").

                                   WITNESSETH:

     WHEREAS, the Employment Agreement provides Executive with various benefits if the Company terminates Executive without cause or if Executive resigns under certain specified circumstances, including the right, under certain circumstances following a Change in Control of the Company (as defined therein), to receive such additional cash payments as may be necessary to compensate Executive for any federal excise taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended ("Gross-Up Payments");

     WHEREAS, subsequent to the date of the Employment Agreement other officers of the Company have been granted contractual rights to receive Gross-Up Payments pursuant to certain severance agreements (the "Severance Agreements")'

     WHEREAS, the Company believes that the contractual rights to receive Gross-Up Payments afforded to the Company's other officers under the Severance Agreements are more comprehensive and better advance the objectives of such provisions than those contractual rights currently provided to Executive under the Employment Agreement; and

     WHEREAS, the Company believes it is necessary and appropriate, and in the Company's best interests, to provide Executive with the right to receive Gross-up Payments identical to those held by the Company's other officers;

     NOW, THEREFORE, the parties agree as follows:

     1. Effective as of the date hereof, Section 5.05 of the Employment Agreement is hereby amended in its entirety to read as follows:

          5.05 Change in Control. If, following a Change in Control of the Company, the Company terminates Executive's employment, other than for death, disability or Cause, or Executive terminates his employment (whether or not for Good Reason), the Company shall, contemporaneously with any payments due under Section 5.04 and in addition to any other amounts due, pay in cash to Executive an additional amount (the "Gross-up Payment") such that the sum of all such payments will enable Executive to receive on a net basis, after deducting any excise tax imposed on Executive by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with his receipt of all such payments and any federal, state and local income taxes imposed on Executive in connection with his receipt of all such payments, the same dollar amount as Executive would receive on a net basis (after deducting any applicable federal, state and local income taxes) if no such excise tax were payable under Section 4999 of the Code. In connection with making the Gross-up Payment, the Company shall cause the Auditors (as defined below) to furnish written calculations of (a) Executive's "base amount" within the meaning of Section 280G of the Code and the regulations promulgated thereunder (the "Base Amount"), (b) the amount of any "parachute payment" deemed to have been received by Executive with respect to the Change in Control of the Company within the meaning of
     Section 280G of the Code and the regulations promulgated thereunder (the "Parachute Payment") and (c) the aggregate marginal income tax rate applicable to Executive, after taking into account all applicable federal, state and local income taxes (the "Applicable Rate"). Upon receipt of these calculations from the auditors, the parties shall, unless they mutually agree in writing to the contrary, determine the amount of the Gross-up Payment in accordance with the following formula:

                           G = (.2P - .2B) / (.8 - R)

     where G is the amount of the Gross-up payment, P is the amount of the Parachute Payment, B is the Base Amount and R is the Applicable Rate. If the Auditors fail to timely complete and deliver the calculations referred to above, the Company may defer making the Gross-up Payment (but not other payments contemplated hereunder) until such calculations are received, provided that no deferral shall be permitted if the Auditor's untimeliness is caused directly or indirectly by the Company's failure to cooperate in good faith with the Auditors and further provided that in no event whatsoever shall this payment be deferred by more than 10 business days. For purposes hereof, "Auditors" shall mean the Company's regular independent auditors as of the earlier of (i) the day of the public announcement of a Change in Control of the Company or a proposal that results in a Change in Control of the Company or (ii) the date that the Board enters into negotiations with any person or entity, which negotiations result in a Change in Control of the Company.

     2. Notwithstanding any differences between Section 1.6 of the Severance Agreements and Section 4.04(c) of the Employment Agreement, any event that constitutes a "Change in Control" under the Severance Agreements shall be deemed to also constitute a "Change in Control of the Company" under the Employment Agreement.

     3. The Employment Agreement, as amended by Sections 1 and 2 hereof, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, the parties have duly executed this instrument as of the date and year first above written.

                                   CENTURY TELEPHONE ENTERPRISES, INC.


                                   By:  /s/ Glen F. Post, III
                                       -----------------------
                                        Glen F. Post, III
                                        Vice Chairman, President and
                                        Chief Executive Officer

                                   EXECUTIVE:


                                   /s/ Clarke M. Williams
                                   ----------------------
                                       Clarke M. Williams